Registration No. 33-64003
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                           POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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                         THE UNITED ILLUMINATING COMPANY
                (Exact name of Registrant as specified in its charter)

      CONNECTICUT                                       O6-0571640
(State or jurisdiction of                  (I.R.S. Employer Identification No.)
incorporation or organization)

157 CHURCH STREET, NEW HAVEN, CONNECTICUT                     06506
(Address of principal executive offices)                   (Zip Code)


       Registrant's telephone number, including area code: (203) 499-2000
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                                               COPIES TO:
SUSAN E. ALLEN                                 WILLIAM C. BASKIN, JR., ESQ.
157 CHURCH STREET                              WIGGIN & Dana LLP
NEW HAVEN, CONNECTICUT 06506                   ONE CENTURY TOWER
(203) 499-2000                                 NEW HAVEN, CONNECTICUT 06508-1832
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:  Not applicable

If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to dividend or interest reinvestment plans, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



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                                EXPLANATORY NOTE

On November 6, 1995, The United Illuminating Company (the "Company") filed a Registration Statement (Registration No. 33-64003) under the Securities Act of 1933, on Form S-3, for the offering on a delayed or continuous basis pursuant to Rule 415 under said Act of $213,560,000 aggregate principal amount of bonds, denominated Seabrook 1 Secured Lease Obligation Bonds (the "Bonds"), of an Owner Trustee to which the Company had sold and from which the Company had leased a portion of the Company's ownership interest in a one-unit, nuclear-fueled electric generating plant located in Seabrook, New Hampshire. The Registration Statement was declared effective on December 27, 1995. On November 12, 1997, the Owner Trustee issued and sold $203,088,000 aggregate principal amount of the Bonds, $101,700,000 by an underwritten public offering and $101,388,000 by sale to the Company. The Owner Trustee applied the proceeds of the sale of the Bonds to the redemption of $198,648,000 aggregate principal amount of outstanding bonds and the redemption premiums thereon.

The Company is filing this Post-Effective Amendment No. 2 to Registration Statement No. 33-64003 to deregister the $10,472,000 aggregate principal amount of the Bonds that have not been issued and sold, and to terminate said registration statement.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, The United Illuminating Company has caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on June 27, 2002.

                                          THE UNITED ILLUMINATING COMPANY


                                          By:    /s/ Robert L. Fiscus
                                             ----------------------------------
                                                     Robert L. Fiscus
                                       (Vice Chairman of the Board of Directors)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


        SIGNATURE                          TITLE                        DATE
        ---------                          -----                        ----


  /s/Nathaniel D. Woodson      Director, Chairman of the Board     June 27, 2002
-----------------------------  of Directors and Chief Executive
Nathaniel D. Woodson           Officer
(Principal Executive Officer)



  /s/ Gregory E. Sages         Chief Financial Officer             June 27, 2002
-----------------------------
Gregory E. Sages
(Principal Financial and
Accounting Officer)


  /s/ Robert L. Fiscus         Director                            June 27, 2002
-----------------------------
Robert L. Fiscus


            *                  Director                            June 27, 2002
-----------------------------
John F. Croweak



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            *                  Director                            June 27, 2002
-----------------------------
F. Patrick McFadden, Jr.



            *                  Director                            June 27, 2002
-----------------------------
Betsy Henley-Cohn

            *
                               Director                            June 27, 2002
-----------------------------
David E.A. Carson


            *                  Director                            June 27, 2002
-----------------------------
John L. Lahey

            *
                               Director                            June 27, 2002
-----------------------------
Marc C. Breslawsky


            *                  Director                            June 27, 2002
-----------------------------
Thelma R. Albright





*/s/ Charles J. Pepe
 ----------------------------
By:  Charles J. Pepe
    (Attorney-in-Fact)